SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report:

August 2, 2004
(Date of earliest event reported)

ABGENIX, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-24207	94-3248826
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employee Identification No.)

6701 Kaiser Drive Fremont, California 94555
(Address of principal executive offices) (Zip Code)

(510)-284-6500
Registrant’s telephone, including area code:

(Former name and former address, if changed since last report)

Item 5.             Other Events

On July 20, 2004, Abgenix, Inc. (the “Company”) announced the appointment of William R. Ringo as Chief Executive Officer and President effective August 30, 2004, following the decision of Raymond M. Withy, Ph.D., to resign as Chief Executive Officer and President on that date.  Mr. Ringo will also serve on the company’s board of directors and Dr. Withy will continue as a member of Abgenix’s board.  A copy of the press release is attached to this current report on Form 8-K as Exhibit 99.1.

Mr. Ringo is 58 years old and brings to the Company over 30 years of marketing and product commercialization experience as a pharmaceutical and biotechnology company executive.  He joined Eli Lilly and Company in 1973 and served in various capacities including Product Group President of Oncology and Critical Care Products from June 1999 until his retirement in February 2001; President of Internal Medicine Products from January 1998 until June 1999; and President of Eli Lilly’s Infectious Diseases Business Unit from September 1995 until January 1998.   Mr. Ringo is Non-Executive Chairman of the Board of InterMune, Inc. and served as Interim Chief Executive Officer from June to September 2003.  Mr. Ringo is currently a member of the Board of Directors of Praecis Pharmaceuticals Inc., Encysive Pharmaceuticals, Xcel Pharmaceuticals and La Jolla Pharmaceuticals.  He is a member, and past chairman, of the Board of Directors at Community Hospitals of Indianapolis.  Mr. Ringo earned a Bachelor of Science degree in management in 1967 and a Master of Business Administration degree in 1973 from the University of Dayton.

The Company entered into an employment agreement with Mr. Ringo on July 20, 2004.  Pursuant to that agreement, Mr. Ringo will become Chief Executive Officer and President of the Company effective August 30, 2004.  In that position, he will be paid a base salary of $500,000 per year.  He will receive a sign-on bonus of $280,000 and will be eligible, subject to approval of the compensation committee of the board, for a target bonus of 50% of his salary, which is pro rated to $83,333 for fiscal year 2004.  He is eligible to be reimbursed for relocation costs up to $100,000 and is entitled to a mortgage differential allowance of $9,000 per month from September 2004 through August 2006 and $6,000 per month from September 2006 through August 2009.   If Mr. Ringo’s employment is terminated without cause or he resigns as a result an involuntary termination, as defined in the Change of Control Severance Agreement described below, he will be paid two years of continuation payments of his then base salary and target bonus.  Pursuant to the employment agreement, Mr. Ringo became employed by the Company in a part-time capacity as a transition advisor on July 20, 2004.  Between July 20 and August 29, 2004, he will be paid at a rate of $20,834 per month.  On July 20, 2004, he was granted nonstatutory stock options to purchase 500,000 shares of Abgenix common stock with an exercise price of $9.19.  These stock options begin vesting on August 30, 2004 and 12/48 of these options will vest at the end of twelve months and 1/48 will vest monthly thereafter.

The Company also entered into a Change of Control Severance Agreement with Mr. Ringo.  This agreement provides in pertinent part that if his employment is terminated as a result of a involuntary termination at any time within 24 months after a change of control, then the Company, or any successor, must pay Mr. Ringo his salary and bonus for two years, at the rate in effect just prior to the change of control. An involuntary termination means: (i) without consent, a significant reduction in his duties, position or responsibilities, or removal from such position, duties and responsibilities; (ii) without consent, a substantial reduction, without good business reasons, of the facilities and perquisites available to him (including office space); (iii) a reduction in his base salary or target bonus; (iv) a material reduction in employee benefits with the results that his overall benefits package is significantly reduced; (v) without consent, the relocation to a facility or location more than 35 miles from his current location; (vi) any purported termination that is not effected for cause or for which the grounds relied upon are not valid; (viii) the failure of the Company to obtain the assumption of this agreement by any successors.  This agreement further provides for “gross up” payments in the event that he is subject to the tax code’s excise tax on so-called “excess parachute payments.”  For purposes of this agreement, a change in control includes (1) the approval of shareholders of a merger or consolidation, other than a merger or consolidation in which the voting securities of the Company immediately prior thereto continues to represent more than 50% of the total voting power represented by the voting securities of the Company or surviving entity immediate after such transaction; (2) any approval by shareholders of a plan of complete liquidation or the sale or disposition of all or substantially all of the Company’s assets; (3) any person becoming the beneficial owner of more than 50% of the total voting power represented by the Company’s voting securities; or (4) a change in the composition of the board of directors of the Company such that the incumbent directors before the change are less than a majority of the Board after the change.

Item 7.             Financial Statements and Exhibits.

(c)           Exhibits.

Exhibit No.	Description

99.1	Press Release dated July 20, 2004

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ABGENIX, INC.

Dated: August 2, 2004	By:	/s/ RAYMOND M. WITHY, PH.D.
President and Chief Executive Officer

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

99.1	Press Release dated July 20, 2004